FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-07

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 10/03/25 15:30:31 UTC-4:00

Subject: WFCM 2025-C65 - PUBLIC NEW ISSUE **PRICED**

WFCM 2025-C65 - PUBLIC NEW ISSUE **PRICED**

$595.609MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners: Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, SG Americas Securities, LLC and J.P. Morgan Securities LLC

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

	Expected Ratings	Available		WAL	Principal	UW NOI
Class	(Fitch/Moody's/KBRA)	Size ($MM)	CE%	(YRS)	Window	DY%	LTV%	Spread	Yld%	Cpn%	$Price
A-1	AAAsf/Aaa(sf)/AAA(sf)	$7.250	30.000%	2.71	1–60	18.8%	39.6%	N/A	N/A	N/A	N/A
A-SB	AAAsf/Aaa(sf)/AAA(sf)	$9.258	30.000%	7.36	60–114	18.8%	39.6%	J+78	4.7018	5.17300	102.9996
A-4	AAAsf/Aaa(sf)/AAA(sf)	$112.550	30.000%	9.57	114-116	18.8%	39.6%	J+81	4.8923	4.99900	100.9970
A-5	AAAsf/Aaa(sf)/AAA(sf)	$338.743	30.000%	9.84	116-119	18.8%	39.6%	J+83	4.9320	5.29200	102.9927
A-S	AAAsf/Aa3(sf)/AAA(sf)	$65.157	20.250%	9.91	119–119	16.5%	45.1%	J+120	5.3071	5.66600	102.9942
B	AA-sf/NR/AA(sf)	$35.085	15.000%	9.91	119–119	15.5%	48.1%	J+150	5.6072	5.96700	102.9982
C	A-sf/NR/A-(sf)	$27.566	10.875%	9.92	119–120	14.8%	50.4%	J+195	6.0579	6.01400	99.9989

POOL BALANCE:	$688,887,247
NUMBER OF LOANS/PROPERTIES:	23 / 79
WA MORTGAGE INT. RATE:	6.3265%
WA CUT-OFF LTV:	56.6%
WA UW NCF DSCR:	1.91x
WA UW NOI DEBT YLD:	13.2%
WA ORIG TERM TO MATURITY:	120
TEN LARGEST LOANS:	73.2%

LOAN SELLERS:	WFB (31.0%), AREF2 (28.7%), JPMCB (27.2%), GSMC (4.8%), SGFC (4.7%) AND BSPRT (3.6%)
TOP 5 STATES:	NY (19.9%), CA (17.5%), NC (8.5%), MA (8.3%), OH (6.3%)
TOP 5 PROPERTY TYPES:	RT (42.2%), OF (19.7%), MU (12.3%), HT (12.2%), IND (6.0%)

RISK RETENTION:	L-Shape

MASTER SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association
SPECIAL SERVICER:	Argentic Services Company LP
TRUSTEE:	Computershare Trust Company, N.A.
CERT ADMIN:	Computershare Trust Company, N.A.
OPERATING ADVISOR:	Pentalpha Surveillance LLC
INITIAL CONTROLLING CLASS REP:	Argentic Securities Holdings 2 Cayman Limited, an affiliate of Argentic Real Estate Finance 2 LLC and Argentic Services Company LP

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED SETTLEMENT:	October 16, 2025

THIRD PARTY PASSWORDS:
Bloomberg:
Dealname:	WFCM 2025-C65
Password:	2025WF65

Trepp:
Dealname:	WFCM 2025-C65
Password:	2025WF65

Intex:
Dealname:	WFC25C65
Password:	kl7av6phf4ce7uspz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.